Exhibit 99.1
                     NEWS

One University Plaza, Suite 307 Hackensack, NJ 07601 Tel: 551-206-8104

Champions Oncology Reports Revenue of $15.2 Million
Oncology services margin improves to 51%; Adjusted EBITDA increases to $671,000

Hackensack, NJ – September 10, 2026 – Champions Oncology, Inc. (Nasdaq: CSBR), a leading translational oncology research organization, today announced its financial results for its first quarter of fiscal 2027, ended July 31, 2026.

First Quarter and Recent Highlights:

•Revenue of $15.2 million, an increase of 8.8% year over year
•Oncology services margin of 51%, compared with 43% in the prior-year period
•Adjusted EBITDA of $671,000, compared with $59,000 in the prior-year period
•Continued investment in the Company’s commercial organization, data platform and strategic growth initiatives

Robert Brainin, CEO of Champions, commented, “We delivered strong performance in the first quarter of fiscal 2027, with improved study execution and conversion in our core research services business driving higher revenue and materially better margins. We are also seeing increased commercial activity around our data offerings as we work to broaden that business across a larger customer base.”

“At the same time, we continued to invest in our commercial organization, radiopharmaceutical capabilities, data platform and target discovery initiatives. Our focus remains on building sustainable growth across the business while continuing to improve profitability.”

David Miller, CFO of Champions, added, “Revenue increased 8.8% in the first quarter, while oncology services margin improved to 51% from 43% in the prior-year period. Adjusted EBITDA increased to

Exhibit 99.1
$671,000 from $59,000 in the prior-year quarter, demonstrating the operating leverage in the business as revenue grows.

“We are continuing to build on the foundation established last year, with a focus on driving revenue growth, maintaining expense discipline and converting that growth into improved profitability.”

First Fiscal Quarter Financial Results

Total oncology revenue increased 8.8% to $15.2 million from $14.0 million in the prior-year period. Growth was driven primarily by higher core research services revenue, reflecting improved conversion of contracted work into revenue, together with increased data license revenue.

Total costs and operating expenses for the first quarter of fiscal 2027 were $15.6 million compared to $14.5 million in the prior-year period, an increase of $1.1 million or 7.7%.

For the first quarter of fiscal 2027, Champions reported a net loss of $426,000, compared with a net loss of $466,000 in the prior-year period. Adjusted EBITDA, which is defined as net loss excluding stock-based compensation, depreciation and amortization expenses, other income or expense, taxes and a loss on the disposal of lab equipment, increased to $671,000 from $59,000, reflecting higher revenue and improved oncology services margin while the Company continued to invest in its expanded commercial organization and growth initiatives. The current-quarter net loss included $766,000 of stock-based compensation and $314,000 of depreciation and amortization expense.

Cost of oncology revenue was $7.5 million, for the three months ended July 31, 2026, a decrease of $461,000, or 5.8%, compared to $8.0 million in the prior-year period. Oncology services margin improved to 51% from 43% in the prior-year period, reflecting higher revenue and lower third-party radiolabeling costs. Oncology services margin and profit are defined below in our Non-GAAP financial information discussion.

Research and development expense for the three months ended July 31, 2026 was $2.3 million, an increase of $262,000 or 12.6%, compared to $2.1 million for the three months ended July 31, 2025. The increase was primarily attributable to higher share-based compensation expense related to Corellia, our wholly owned subsidiary focused on target discovery. Sales and marketing expense for the quarter was $3.1 million, an increase of $1.2 million, or 66.6%, compared to $1.9 million in the prior year period. The increase reflected the Company’s previously discussed investment in expanding its commercial organization to support growth in both research services and data licensing. General and administrative expense for the three months ended July 31, 2026 was $2.7 million, an increase of $103,000, or 4.0%, compared to $2.6 million for the three months ended July 31, 2025.

Net cash used in operating activities was approximately $492,000 for the quarter, driven primarily by normal working capital movements, including a decrease in accounts payable and an increase in accounts receivable. The Company ended the quarter with approximately $4.4 million of cash and no debt.

Conference Call Information:
The Company will host a conference call today at 4:30 p.m. EDT (1:30 p.m. PDT) to discuss its first quarter financial results. To participate in the call, please call 888-506-0062 (Domestic) or 973-528-0011 (International) and enter the access code 938837, or provide the verbal reference "Champions Oncology".

Exhibit 99.1
Full details of the Company’s financial results will be available on or before September 14, 2026 in the Company’s Form 10-Q at www.championsoncology.com.

* Non-GAAP Financial Information
This press release contains “Non-GAAP financial measures,” which are measures that either exclude or include amounts that are not excluded or included in the most directly comparable measures calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”).

A further explanation and reconciliation and/or calculation of these Non-GAAP financial measures is included below and in the financial tables in this release.

The Company believes that the Non-GAAP financial measures presented facilitate an understanding of operating performance and provide a meaningful comparison of its results between periods. The Company’s management uses Non-GAAP financial measures to, among other things, evaluate its ongoing operations in relation to historical results and for internal planning and forecasting purposes. Adjusted EBITDA and Adjusted EPS represent measures that we believe are customarily used by investors and analysts to evaluate the financial performance of companies in addition to the GAAP measures that we present. Our management also believes that these measures are useful in evaluating our core operating results. However, Adjusted EBITDA and Adjusted EPS are not measures of financial performance under accounting principles generally accepted in the United States of America and should not be considered an alternative to net income, operating income, or EPS as indicators of our operating performance or to net cash provided by operating activities as a measure of our liquidity. We believe the Company’s Adjusted EBITDA and Adjusted EPS measures provide information that is directly comparable to that provided by other peer companies in our industry, but other companies may calculate Non-GAAP financial results differently, particularly related to nonrecurring, unusual items.

Adjusted EBITDA

Adjusted EBITDA represents net income (loss) excluding the effect of stock-based compensation and depreciation and amortization and may also exclude other items not indicative of our ongoing operating performance, when defined.

Adjusted Net Income (Loss) and Adjusted Earnings Per Share (EPS)

Adjusted net income (loss) (if denoted) and adjusted EPS exclude the effect of stock-based compensation and depreciation and amortization and may also exclude other items not indicative of our ongoing operating performance, when defined.

Oncology Services Profit and Oncology Services Margin

Oncology Services Profit is a Non-GAAP measure calculated as oncology revenue less cost of oncology revenue. Cost of oncology revenue is comprised primarily of expenses for mice, laboratory supplies, compensation, and outsourced lab services. Oncology Services margin is a Non-GAAP measure calculated as oncology services profit divided by oncology revenue.

Management believes that Oncology Services Profit and Oncology Services margin are metrics which provide a clear view of direct profitability before research and development, sales and marketing, and

Exhibit 99.1
administrative expenses are factored into our results. Management monitors these metrics closely as an indicator of pricing strategy effectiveness and resource utilization. These Non-GAAP measures should not be considered in isolation or as a substitute for GAAP measures such as operating income (loss) and net income (loss). A reconciliation to the most directly comparable GAAP measure is provided in the accompanying tables.

About Champions Oncology, Inc.

Champions Oncology is a global preclinical and clinical research services provider that offers end-to-end oncology R&D solutions and innovative data platforms to biopharma organizations. With the largest and most annotated bank of clinically relevant patient-derived xenograft (PDX) and primary hematological malignancy models, Champions delivers innovative highest-quality data through proprietary in vivo and ex vivo platforms. Through its large portfolio of cutting-edge bioanalytical platforms, groundbreaking data platform and analytics, and scientific excellence, Champions enables the advancement of preclinical and clinical oncology drug discovery and development programs worldwide. For more information, please visit www.ChampionsOncology.com.

Media Inquiries:
Gavin Cooper
Vice President, Global Marketing
gcooper@championsoncology.com
Website: https://www.championsoncology.com/
Facebook: https://www.facebook.com/championsoncology/
LinkedIn: https://www.linkedin.com/company/champions-oncology-inc-/
Twitter: @ChampionsOncol1
Instagram: https://www.instagram.com/championsoncology/

This press release may contain "forward-looking statements" (within the meaning of the Private Securities Litigation Act of 1995) that inherently involve risk and uncertainties. Champions Oncology generally uses words such as "believe," "may," "could," "will," "intend," "expect," "anticipate," "plan," and similar expressions to identify forward-looking statements. One should not place undue reliance on these forward-looking statements. The Company's actual results could differ materially from those anticipated in the forward-looking statements for many unforeseen factors. See Champions Oncology's Form 10-K for the fiscal year ended April 30, 2026 for a discussion of such risks, uncertainties and other factors. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, they relate only to events as of the date on which the statements are made, and Champions Oncology's future results, levels of activity, performance or achievements may not meet these expectations. The Company does not intend to update any of the forward-looking statements after the date of this press release to conform these statements to actual results or to changes in Champions Oncology's expectations, except as required by law.

Champions Oncology, Inc.
(Dollars in thousands)

Reconciliation of GAAP Net Loss to Adjusted EBITDA - (Non-GAAP) (Unaudited)

	Three Months Ended July 31,
	2026	2025
Net income (loss) - GAAP	$(426)	$(466)
Adjustments:
Stock-based compensation	766	208
Depreciation and amortization	314	358
Loss on equipment disposal	—	20
Other expense (income), net	6	(75)
Provision for tax	11	14
Adjusted EBITDA - Non-GAAP	$671	$59

Reconciliation of GAAP EPS to Non-GAAP EPS (Unaudited)

	Three Months Ended July 31,
	2026	2025
EPS – basic, GAAP	$(0.03)	$(0.03)
Adjustments:
Effect of stock-based compensation on EPS	0.06	0.02
Effect of depreciation and amortization on EPS	0.02	0.03
Effect of loss on equipment disposal on EPS	—	0.001
Effect of other expense (income), net on EPS	—	(0.01)
Effect of provision for tax on EPS	—	0.001
Adjusted EPS - basic, Non-GAAP	$0.05	$0.01

Reconciliation of GAAP Loss from Operations to Oncology Services Profit and Oncology Services Margin - (Non-GAAP) (Unaudited)

	Three Months Ended July 31,
	2026	2025
Loss from operations - GAAP	$(409)	$(527)
Add:
Research and Development, Sales and Marketing, General and Administrative, and Loss on disposal of equipment	8,107	6,527
Oncology services profit - Non-GAAP	7,698	6,000
Add: Cost of oncology revenue	7,534	7,995
Oncology revenue - GAAP	$15,232	$13,995
Oncology services margin - Non-GAAP	51%	43%

Unaudited Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended July 31,
	2026	2025
Oncology revenue	$15,232	$13,995
Cost of oncology revenue	7,534	7,995
Research and development	2,344	2,082
Sales and marketing	3,090	1,855
General and administrative	2,673	2,570
Loss on disposal of equipment	—	20
Loss from operations	(409)	(527)
Other income (expense), net	(6)	75
Loss before provision for income taxes	(415)	(452)
Provision for income taxes	11	14
Net loss	$(426)	$(466)

Net loss per common share outstanding
basic	$(0.03)	$(0.03)

Weighted average common shares outstanding
basic	13,897,535	13,788,414

Condensed Consolidated Balance Sheets

	July 31, 2026	April 30, 2026
	(unaudited)
Cash and cash equivalents	$4,358	$4,872
Accounts receivable, net	13,602	13,178
Other current assets	1,332	1,169
Total current assets	19,292	19,219

Operating lease right-of-use assets, net	9,675	3,697
Property and equipment, net	3,787	3,526
Other long term assets	201	212
Goodwill	335	335
Total assets	$33,290	$26,989

Accounts payable and accrued liabilities	$8,308	$9,495
Current portion of operating lease liabilities	635	1,520
Other current liabilities	234	79
Deferred revenue	9,552	8,828
Total current liabilities	18,729	19,922

Non-current operating lease liabilities	9,886	2,992
Other Non-current Liability	215	7
Total liabilities	28,830	22,921

Total stockholders’ equity attributable to Champions Oncology, Inc.	3,893	3,939
Non-controlling interest	567	129

Total stockholders' equity	4,460	4,068
Total liabilities and stockholders’ equity	$33,290	$26,989

Unaudited Condensed Consolidated Statements of Cash Flows (unaudited)

	Three Months Ended July 31,
	2026	2025
Cash flows from operating activities:
Net loss	$(426)	$(466)
Adjustments to reconcile net loss to net cash (used in) provided by operations:
Stock-based compensation expense	766	208
Operating lease right-of use assets	268	310
Depreciation and amortization expense	314	358
Non-cash interest	17	—
Loss on disposal of equipment	—	20
Allowance and estimated credit losses	(10)	(29)
Changes in operating assets and liabilities	(1,421)	199
Net cash (used in) provided by operating activities	(492)	600

Cash flows from investing activities:
Purchases of property and equipment	(55)	(46)
Net cash used in investing activities:	(55)	(46)

Cash flows from financing activities:
Proceeds from the exercise of stock options	52	24
Finance lease payments	(19)	(38)
Net cash provided by (used in) financing activities:	33	(14)

Net (decrease) increase in cash	(514)	540
Cash at beginning of period	4,872	9,785
Cash at the end of period	$4,358	$10,325